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                                                                    Exhibit 99.1


Media Contact:       Susan Kraus, Genuity, 781-262-3511, skraus@genuity.com
                     Vaughn Harring, Genuity 781-262-4659, vharring@genuity.com
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Investor Relations:  George Lieb, Genuity, 781-262- 4121, glieb@genuity.com
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                     Ed Harper, Genuity, 781-262- 3553, eharper@genuity.com
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                                                               September 7, 2000

          12. Genuity Secures $2 Billion Credit Agreement


          (a)  Consortium of Banks to Provide 5-Year Credit Facility


          BURLINGTON, Mass. - Genuity Inc. (NASDAQ: GENU), a leading e-business services and Internet infrastructure provider, today announced that it has signed an agreement with a consortium of global banks to provide the company with a $2 billion line of credit for five years. The revolving credit facility will provide added liquidity to fund the company's business plan.


          "We are very pleased to have the financial support of blue-chip financial institutions. This credit facility, along with the $1.9 billion of IPO proceeds raised in June, ensures we have the liquidity to execute our aggressive growth plan and capitalize on the tremendous opportunities we see before us. In an environment in which access to capital is increasingly becoming a competitive advantage, this agreement enables us to build on our market leadership position in providing e-business network services," said Dan O'Brien, Genuity's chief financial officer.


          The lending consortium was led by The Chase Manhattan Bank, Citibank/Salomon Smith Barney, Credit Suisse First Boston and Deutsche Bank.
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About Genuity Inc.
          Genuity (NASDAQ: GENU) is a leading e-business network provider of high-quality, managed Internet infrastructure services to enterprises and service providers. Genuity offers a comprehensive suite of managed Internet infrastructure services to deploy corporate intranets, and business-to-business and business-to-consumer extranets, including: Internet access through dial-up, dedicated and digital subscriber lines; Web hosting and content delivery; and value-added e-business services such as Virtual Private Networks (VPNs), security services and Voice-over-Internet Protocol (VoIP). With extensive IP experience, the company integrates its suite of services into corporate networks and delivers high-performance, secure and scalable infrastructure services for conducting business on the Internet. Based in Burlington, Mass., Genuity has offices and local partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about the company can be found on the company's Web site at http://www.genuity.com.